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ITEM 6.  SELECTED FINANCIAL DATA
Lone Star Industries, Inc.
(In thousands except per share amounts)

                                                     1993      1992      1991      1990       1989


Net Sales....................................    $240,071   $230,098  $238,692  $253,850   $337,547

Income (loss) before reorganization items,
  income taxes, and cumulative effect of changes
  in accounting principles...................      $6,196   ($42,429)   $2,948  ($85,774) ($342,899)

Loss before cumulative effect of changes in
  accounting principles......................    ($35,258)  ($45,428)  ($5,547) ($66,739) ($273,882)

Net loss.....................................    ($36,040) ($164,342)  ($5,547) ($66,739) ($273,882)

Net loss applicable to common stock..........    ($41,152) ($169,455) ($10,661) ($71,858) ($279,004)

Per Common Share
Primary:
  Loss before cumulative effective of changes in
  accounting principles......................      ($2.42)    ($3.03)   ($0.64)   ($4.34)   ($16.88)

Net loss.....................................      ($2.47)   ($10.18)   ($0.64)   ($4.34)   ($16.88)

Weighted average common shares outstanding         16,644     16,641     16,582   16,559     16,532
Shares outstanding at December 31............      16,645     16,644     16,621   16,560     16,558

Cash dividends per common share..............         -         -          -        -           -

Financial Position at December 31

Total assets................................     $924,885   $952,649   $914,437  $909,888 $1,113,615
Long-term debt (1)...........................        -         -          -          $367   $392,399
Liabilities subject to Chapter 11 proceedings    $627,938   $611,129   $555,331  $544,549      -
Redeemable preferred stocks..................     $37,500    $37,500    $37,500   $37,500    $37,500
Common shareholders' equity..................     $12,348    $59,698   $226,162  $239,039   $309,605
Book value per common share..................       $0.74      $3.59     $13.61    $14.43     $18.70



(1)  See Note 19 of Notes to Financial Statements.
(2)  See Note 17 of Notes to Financial Statements.

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